EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 12, 2021 (the “Effective Date”), by and between Ranger Energy Services, LLC, a Delaware limited liability company (the “Company”), and William Austin, an individual residing in the State of Texas (“Executive”). Executive and Company are sometimes referred to collectively in this Agreement as the “Parties.”
WHEREAS, the Company desires to hire Executive because of Executive’s experience and expertise and to secure his services upon the terms and subject to the conditions set forth in this Agreement.
WHEREAS, Executive desires and is willing to provide services to the Company upon such terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Company and Executive agree as follows:
1.Employment. Upon the terms and subject to the conditions contained in this Agreement, Company hereby hires Executive and Executive hereby accepts such employment.
2.Duties and Authority.
2.1    Duties of Executive; Effective Date. During the Term (as defined in Section 3 below) of this Agreement, Executive will provide services to the Company, at the direction of the Board of Directors, according to the terms and conditions set forth in this Agreement beginning on the Effective Date. Executive will serve the Company diligently and to the best of Executive’s abilities. Executive’s title will be Chief Executive Officer (“CEO”).
2.2    Appointments. Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices as an officer, director, or member of any committee, of the Company or any direct or indirect parent or subsidiary of the Company, or of the Company’s successor. Notwithstanding the foregoing, nothing in this Agreement prevents or modifies, or shall be construed to prevent or modify, any separate agreement with Executive with respect to compensation for service in another position relating to the Company.
2.3    Fiduciary Duties and Duty of Loyalty. Executive has fiduciary duties to the Company, including but not limited to fiduciary duties of the highest loyalty, fidelity, and allegiance to act at all times in the best interest of Company, to make full disclosure to the Company of all information pertaining to the Company’s business and interests, to do no act which would injure the Company’s business, interests, or reputation, and to refrain from using for Executive’s benefit or the benefit of others any information or opportunities pertaining to the Company’s business or interests entrusted to Executive or that Executive learned while employed by the Company. Executive agrees that Executive will be employed in a position of special trust and confidence in which Executive will have responsibility and opportunities in addition to those he would have if Executive did not enter into this Agreement. Executive acknowledges and agrees that Executive owes the Company a fiduciary duty of loyalty and that the obligations described in this Agreement are in addition to and not in lieu of the obligations Executive owes the Company under the common law and applicable statutes.
2.4    Time and Attention to Services. Executive is expected to devote an appropriate amount of business time, attention and efforts to the performance of her duties for the Company. The Company, however, recognizes that Executive may be engaged in other business activities, community activities, and passive business investments unrelated to her duties under this Agreement.
3.Term. This Agreement is effective as of the Effective Date and will continue for ninety (90) days from the Effective Date (“Initial Term”), at which time the Agreement will continue to renew for successive 30 day terms (each successive 30-day term is a “Renewal Term”), unless either party provides written notice to the other within seven (7) days prior to the expiration of the remaining term, that no such automatic extension shall occur.
4.Compensation.
4.1    Monthly Compensation. In consideration of the performance of duties under this Agreement, Executive will be paid a monthly salary of $45,000 (“Salary”). Executive’s Salary will be payable in accordance with the Company’s normal payroll practices. Any amounts paid hereunder will be subject to applicable withholding for federal income and payroll taxes.
4.2    Benefits. Executive shall be entitled to all Company provided benefits, including but not limited to medical, dental, vision, retirement, fringe, vacation, paid time off for Company holidays, sick leave, or other benefits as determined by the Company.
5.Confidentiality, Non-Disclosure and Non-Competition.
5.1    Covenant of Confidentiality.
i.Executive recognizes and acknowledges that beginning on the Effective Date and continuing through the Term, he will be provided access to confidential information of the Company, to which he has not previously had access, relating to research, development, marketing, usernames, passwords, ideas, content, customer lists, supplier lists, methods of doing business, products, product development, business strategies, advertising plans, financial, customers, personnel, organizational, managerial, and other business-related activities or may discover, conceive, perfect or develop, solely or jointly with others, inventions, discoveries, improvements, know-how, or other technical, manufacturing, marketing, software, ideas, content, customer, personnel, organizational, managerial, and/or financial data and information including information and trade secrets conceived, originated, discovered or developed in whole or in part by Executive (collectively, “Confidential Information”). Executive further recognizes and acknowledges that he will be provided access to trade secrets of the Company, as defined by applicable state law (“Trade Secrets”), beginning on the Effective Date and through the Term, including trade secrets to which he did not previously have access. Such Confidential Information and Trade Secrets constitute valuable, special, and unique property of the Company. Information publicly known that is generally employed by the trade at or after the time Executive first learns such information or knowledge that Executive would have learned in the course of similar employment or work elsewhere in the trade, is not Confidential Information or Trade Secrets. Trade Secrets also includes any information or data described above that the Company obtains from another party and that the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company.
ii.In order to protect the Trade Secrets and Confidential Information, Executive agrees to:
1.hold in strict confidence the Trade Secrets of the Company, both during the Term and after the expiration of this Agreement. Except in the performance of services for the Company, Executive will not, for so long as the Trade Secrets remain “trade secrets” under applicable law, use, disclose, reproduce, distribute, transmit or transfer the Trade Secrets of the Company or any portion thereof to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, except as specifically authorized in writing by an authorized representative of the Company; and
2.hold in strict confidence the Confidential Information of the Company, both during the term and after the expiration of this Agreement. Except in the performance of services for the Company, Executive will not at any time during the Term and thereafter, use, disclose, reproduce, distribute, transmit or transfer the Confidential Information of the Company or any portion thereof to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, except as specifically authorized in writing by an authorized representative of the Company.
iii.Anything herein to the contrary notwithstanding, the provisions of this Section will not apply (i) to the extent disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make accessible any information; (ii) to the extent that disclosure is necessary to support the position of either party in respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or (iii) as to Confidential Information or Trade Secrets that are or become generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section.
5.2    Return of Confidential Information and Property. Upon the expiration or termination of this Agreement or upon request of the Company, Executive will surrender to Company all tangible personal property belonging to the Company, Confidential Information and Trade Secrets in her possession and control, including, but without limitation, the originals and all copies of all software, drawings, passwords, manuals, letters, notes, notebooks, reports and all other materials and records of any kind, and all copies thereof pertaining to Confidential Information and Trade Secrets acquired or developed by Executive during the Term. Executive further agrees to destroy or delete all intangible Confidential Information and Trade Secrets (i.e., email, computer files, digital files, wherever located) and to certify such destruction or deletion at the request of the Company. Executive further agrees that upon termination of this Agreement for any reason, and at the request of the Company, Executive will be reasonably available and will meet with representatives of the Company. At such meeting, Executive will fully disclose and deliver any of the above-described materials in their possession and, at the Company’s request, will execute any and all documents reasonably necessary to ensure and verify compliance with this Section.
5.3    Intellectual Property Rights.
iv.Executive agrees that all knowledge, data, content, information, ideas, discoveries, processes, know-how, techniques, inventions, improvements, methods, concepts, business methods, drawings, engineering designs, engineering specifications, models, written materials, written content, outlines, algorithms, designs, customer lists, business plans, methods of doing business, marketing and/or sales plans and strategies, pricing strategies, login and passwords, software, source and object code, domain names, websites, website design, website content, technology architecture, product design, product manufacture, photographs, images, art, graphic designs, trade dress, logos, slogans, tag‑lines, branding, service marks, supplier information, copyrights, works of authorship and other copyrightable content or material, mask works, patents, patent applications, patentable or unpatentable items or ideas, trademarks, service marks, domain names, photographs, and trade secrets, and any other intellectual property or proprietary information (collectively, “Intellectual Property”) that pertains or relates to the past, present, or intended business of the Company or to any experimental or preliminary work then being carried on by the Company, including but not limited to the Company’s products or methods of conducting its business, and any such new contributions, improvements, ideas and discoveries, in each case whether copyrighted or copyrightable, whether eligible for trademark protection or not, and whether patentable or not which Executive has developed while working for the Company (the “Company Intellectual Property”) is and will be the exclusive property of the Company.

v.Executive will promptly disclose all Company Intellectual Property that is conceived of or made by or on behalf of Executive, whether jointly or in conjunction with others, during the Term, and for a period of two (2) years thereafter. Executive hereby assigns and agrees to assign to the Company, royalty and license free, and without retention of any other right or interest, all right, title, and interest in and to the Company Intellectual Property, whether patentable or not and whether maintained as trade secrets or not, to the extent such assignment is permitted under applicable law, including but not limited to works qualifying as “works made for hire” as defined in the U.S. Copyright Laws (U.S.C. Title 17, Copyrights). Executive will take all actions and execute all documents necessary to transfer to the Company all of Executive’s right, title and interest in and to all Company Intellectual Property, including but not limited to assisting the Company (at the Company’s expense) in obtaining U.S. and foreign patents, trade and service mark registrations, copyright registrations, or other intellectual property protection, including assistance in the form of execution of documents as requested by the Company, with respect to all Company Intellectual Property that Executive has a duty to assign under this Agreement. Executive agrees that, upon the expiration or termination of the Term, Executive’s obligations and duties incurred during the Term under this Section continue and are binding upon Executive’s assigns, heirs, executors, administrators or other legal representatives.
6.Miscellaneous.
6.1    Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict of law principles. The Parties agree that the exclusive jurisdiction and venue for disputes arising out of or relating to this Agreement shall be the state and federal courts in Harris County, Texas, and each party hereby waives the fullest extent permitted by law, and covenants not to assert, that such courts are improper or inconvenient. Each party hereby consents irrevocably to the jurisdiction and venue of such courts.
6.2    Entirety and Amendments. This Agreement embodies the entire agreement between the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be amended or modified only in writing executed by Executive and the Company. There are no agreements, representations or warranties between the Parties other than as set forth in this Agreement.
6.3    Notices. Any notice or other communication hereunder must be in writing to be effective and will be deemed to have been given when personally delivered to Executive or the Company or, if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail. Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective, which will not be earlier than the date of the other party’s receipt thereof. The address for Executive for notices hereunder will be 5020 Tangle Lane, Houston, Texas 77056. The address for Company for notices hereunder will be 10350 Richmond Ave., Suite 550, Houston, Texas 77042.
6.4    Section 409A Compliance. The Company and Executive intended that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations promulgated thereunder (the “Tax Code”) so as not to subject Executive to the payment of the tax, interest and any penalty which may be imposed under Section 409A of Tax Code. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and penalty under Section 409A of the Tax Code, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Tax Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive.
6.5    Attorneys’ Fees. In the event of any litigation or arbitration relating to or to enforce this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and court costs from the other party on those claims on which the party prevails.
6.6    Mediation. Any disputes arising from this Agreement or between the parties to this Agreement generally, except for injunctive relief as provided in this Agreement, shall be submitted first to mediation in accordance with the Employment Mediation Rules of the American Arbitration Association, or such other procedure as agreed by the parties, before brining any proceeding asserting legal claims. The mediation will be before a mutually agreed mediator in Harris County, Texas. Either party may request mediation by written notice to the other party (which shall include a complete description of the dispute and relief sought), with such mediation to occur within 30 days of the notice, or as otherwise agreed by the Parties. The Parties shall split the cost of mediation, with each party to bear their own attorneys’ fees related to the mediation notwithstanding any other provision herein.
6.7    Assignability, Binding Nature. The terms, conditions and obligations of this Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors, heirs and assigns. Because this Agreement provides for services personal in nature, Executive may not delegate responsibilities to any person without the prior written consent of the Company. Furthermore, this Agreement is not assignable by Executive, but is freely assignable by the Company, including to any successor.
6.8    Headings. The headings of Sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

6.9    Interpretation. The Parties agree, no provision of this Agreement or the transaction documents will be construed against or interpreted to the disadvantage of either party hereto by any court or other governmental or judicial authority by reason of such party or its counsel having or being deemed to have structured or drafted such provision.
6.10Severability. This Agreement is severable. If any provision or term of this Agreement is determined to be void, voidable, illegal or unenforceable in whole or in part, such determination will not affect or impair or be deemed to affect or impair the validity or enforceability of any other term or provision of this Agreement. If any term or provision of this Agreement is declared or is found to be void, voidable, illegal or unenforceable, the Parties agree that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If any provision of the restrictive covenants in
6.11No Waiver. No failure or delay on the part of Company or Executive to exercise any right, power or remedy hereunder will operate as a waiver thereof; nor will any exercise by Company or Executive of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
6.12Survival of Terms. The terms and agreements set forth in Sections 5 and 6 will survive the expiration of the Term or termination of this Agreement regardless of the reason therefor. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the agreements contained in Sections 5 or 6.
6.13Counterparts. This Agreement may be executed in one or more counterparts or by pdf or other form of electronic signature, each of which will be deemed to be part of the same instrument.
[Signature page follows]

Executed as of the Effective Date by:

"COMPANY"

Director, Ranger Energy Services, LLC

By:
Name:
Title:

"EXECUTIVE

By:
Name:	William M. Austin, individually